Exhibit 3.1.2

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “KINEX PHARMACEUTICALS, INC.”, CHANGING ITS NAME FROM “KINEX PHARMACEUTICALS, INC.” TO “ATHENEX, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF AUGUST, A.D. 2015, AT 5:46 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3723385 8100	AUTHENTICATION: 2680722
151222177	DATE: 08-26-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:46 PM 08/26/2015 FILED 05:46 PM 08/26/2015 SRV 151222177 – 3723385 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF KINEX PHARMACEUTICALS, INC.

Kinex Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. The Board of Directors of Kinex Pharmaceuticals, Inc. duly adopted resolutions setting forth the following proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation:

“FIRST: The name of the Corporation is Athenex, Inc.”

4. That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation has been executed by a duly authorized officer of the Corporation on this 26th day of August, 2015.

/s/ Flint Besecker
Flint Besecker, Secretary

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